Exhibit (a)(1)

Offer to Purchase and Consent Solicitation Statement

RCN Corporation

Offer To Purchase For Cash and Warrants
Any and All Outstanding

7.375% Convertible Second Lien Notes due 2012
(CUSIP No. 749361AK7)
and
Solicitation of Consents for
Amendments to the Related Indenture, Security Agreement, Pledge Agreement, Guarantee Agreement and Intercreditor Agreement

This tender offer and consent solicitation will expire at 9:15 a.m., New York City time, on May 25, 2007, unless extended by RCN (such time and date, as the same may be extended, the "Expiration Date").

RCN Corporation, a Delaware corporation ("RCN," the "Company," "we," "us" or "our"), is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (this "Offer to Purchase") and the related Consent and Letter of Transmittal (which together constitute the "Offer"), any and all of the outstanding $125,000,000 principal amount of its 7.375% Convertible Second Lien Notes due 2012 (the "Notes"). Holders whose Notes are properly tendered and accepted in the offer will receive, for each $1,000 of principal amount of Notes so tendered, (i) $1,133.00 in cash, (ii) an additional amount in cash equal to the accrued unpaid interest on the Notes to, but excluding, the date on which the Notes are purchased, and (iii) 42.63 warrants (the "Warrants") to purchase shares of common stock, par value $0.01 per share, of RCN (the "Common Stock").

Concurrently with this offer to purchase the Notes, RCN is soliciting, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Consent and Letter of Transmittal, consent from holders of the outstanding Notes to adopt proposed amendments to (i) the Indenture between us and HSBC Bank USA, National Association, as Indenture Trustee (the "Indenture Trustee"), dated as of December 21, 2004, as amended by the First Supplemental Indenture, dated as of May 30, 2006 (as amended, the "Indenture"), to eliminate substantially all of the restrictive covenants and Events of Default in the Indenture, to release the Collateral (as defined in Section 1.1(a) of the Security Agreement, together with any other property over which any security interest has been granted or purported to be granted to secure the Notes, collectively, the "Collateral") securing the Notes and to modify certain other provisions of the Indenture, (ii) the Security Agreement among RCN, certain of RCN's subsidiaries and HSBC Bank USA, National Association, as the Second-Lien Collateral Agent (The "Second-Lien Collateral Agent"), dated as of December 21, 2004 (the "Security Agreement"), to terminate the Security Agreement upon the effective date of the Second Supplemental Indenture (as defined herein), (iii) the Pledge Agreement among RCN, certain of RCN's subsidiaries and HSBC Bank USA, National Association, as the Second-Lien Collateral Agent, dated as of December 21, 2004 (the "Pledge Agreement"), to terminate the Pledge Agreement upon the effective date of the Second Supplemental Indenture, (iv) the Subsidiaries Guaranty among RCN, certain of RCN's subsidiaries and HSBC Bank USA, National Association, as the Second-Lien Collateral Agent, dated as of December 21, 2004 (the "Guarantee Agreement"), to delete certain provisions thereof to reflect the release of the Collateral securing the Notes, and (v) the Intercreditor Agreement, dated as of December 21, 2004, between us, each other grantor thereto, Deutsche Bank Trust Company Americas, and the Indenture Trustee, as the Second-Lien Collateral Agent (the "Intercreditor Agreement"), to terminate the Intercreditor Agreement upon the effective date of the Second Supplemental Indenture. These proposed amendments to the Indenture, the Security Agreement, the Pledge Agreement, the Guarantee Agreement and the Intercreditor Agreement, together with the agreements giving effect to such amendments, are referred to herein as the "Proposed Amendments". RCN is not offering to pay any separate or additional payment for the consents to the Proposed Amendments.

The Offer is conditioned upon receipt of consents from holders of at least a majority in aggregate principal amount of Notes outstanding on or prior to the Expiration Date and held by persons other than affiliates of the Company, obtaining sufficient financing to, among other things, repurchase the Notes pursuant to the Offer, and the other conditions discussed under the heading "The Offer - Conditions to the Offer," being satisfied or waived on or prior to the Expiration Date.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

April 27, 2007

IMPORTANT INFORMATION

The Offer contains important information that should be read before any decision is made with respect to the Offer. Under the terms of the Offer, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to 9:15 a.m., New York City time, on or prior to the Expiration Date will be deemed to constitute (i) the consent of that tendering holder to the Proposed Amendments and (ii) its direction to the Indenture Trustee and the Second-Lien Collateral Agent to release all the Collateral securing the Notes and to execute the Proposed Amendments and such other documents as may be requested by the Company to release the Collateral securing the Notes.

The purpose of the Offer is to acquire all of the outstanding Notes and to (i) eliminate substantially all of the restrictive covenants and Events of Default in the Indenture, (ii) terminate the Security Agreement, the Pledge Agreement and the Intercreditor Agreement and (iii) amend the Guarantee Agreement to delete certain provisions thereof to reflect the release of the Collateral securing the Notes. RCN has announced that it intends to implement a return of capital to its stockholders in the range of $350 million to $400 million. The proposed return of capital would not be permitted by the terms of the Indenture. Accordingly, one of the purposes of the Offer is to effect the Proposed Amendments to permit the Company to implement the return of capital, which the Company expects would occur promptly following the Expiration Date and effectiveness of the Proposed Amendments.

Immediately following consummation of this Offer, RCN will retire and cancel any Notes purchased in accordance with the terms of this Offer.

Holders may not tender their Notes without delivering the related consents to the Proposed Amendments. Holders of Notes may not deliver consents without tendering the related Notes. Notes tendered may be withdrawn and consents may be revoked at any time prior to the Expiration Date. A valid withdrawal of Notes will be deemed to be a revocation of the corresponding consents. Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not withdraw the tender of the Notes or revoke the related consents.

RCN's obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon (i) the receipt of consents to the Proposed Amendments from holders of at least a majority in aggregate principal amount of Notes outstanding (excluding Notes held by affiliates of RCN), which we refer to herein as the "Required Consents," (ii) obtaining sufficient financing to repurchase the Notes pursuant to the Offer and to return capital to stockholders (which is described below on page 15 and (iii) the satisfaction or waiver of the other conditions to the Offer set forth herein on or prior to the Expiration Date. See "The Offer - Conditions to the Offer." If the Required Consents are not received or any of the other conditions to the Offer are not satisfied or waived by RCN on or prior to the Expiration Date, RCN will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered will be returned to the tendering holders.

i

Subject to applicable law, RCN reserves the right to (i) waive any and all conditions to the Offer, except that the receipt of the Required Consents may not be waived, (ii) extend the Offer, (iii) terminate the Offer in the event that any of the conditions applicable to the Offer set out under "- Conditions to the Offer" have not been satisfied or waived by RCN on or prior to the Expiration Date or (iv) otherwise amend the Offer in any respect.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, RCN will accept for purchase and will pay for, all Notes validly tendered and not validly withdrawn pursuant to the Offer, which payment will be made by RCN by depositing cash in immediately available funds and delivering certificates representing the Warrants with HSBC Bank USA, National Association, in its capacity as the depositary for the Offer (the "Depositary").

In the event that the Offer is withdrawn or otherwise not completed, the purchase price with respect to the Offer will not be paid or become payable to holders of Notes who have validly tendered their Notes in connection with the Offer. In any such event, any Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holder in accordance with Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Any holder desiring to tender Notes and deliver consents to the Proposed Amendments should either (1) complete and sign the Consent and Letter of Transmittal in accordance with the instructions set forth therein and mail or deliver to the Depositary a manually signed Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates evidencing the Notes (or confirmation of the transfer of the Notes in the account of the Depositary with The Depository Trust Company, or "DTC", pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Consent and Letter of Transmittal (or an Agent's Message (as defined below) in the case of book-entry transfer), (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes or (3) follow the procedures summarized below for tendering Notes and delivering consents through the DTC Automated Tender Offer Program ("ATOP"). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes pursuant to the Offer (and thereby deliver consents to the Proposed Amendments pursuant to the consent solicitation) so registered. A Letter of Instruction is included in the solicitation materials provided along with this Offer to Purchase that may be used by a beneficial owner to instruct the nominee holder of its Notes to effect a tender. See "The Offer - Procedures for Tendering Notes and Delivering Consents."

Tenders of Notes and delivery of consents to the Proposed Amendments may be withdrawn at any time on or prior to the Expiration Date by following the procedures set forth under "The Offer - Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

Holders who do not tender their Notes for repurchase pursuant to the Offer or who withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. The Notes will continue to be convertible into Common Stock at a conversion price of $25.16 per share of Common Stock, subject to adjustment in certain events. If the Required Consents are received and the Proposed Amendments become effective, the Proposed Amendments will be binding on all non-tendering holders of the Notes. Therefore, the adoption of the Proposed Amendments may have adverse consequences for holders of Notes who elect not to tender their Notes in the Offer. See "Significant Consequences to Non-Tendering Holders" and "Material United States Federal Income Tax Consequences" for discussions of certain factors that should be considered in evaluating the Offer.

The Offer constitutes neither an offer to purchase Notes nor a solicitation of consents to the Proposed Amendments in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer or solicitation under applicable securities or blue sky laws. The information contained in the Offer is correct as of the date hereof and any subsequent material change to such information will be promptly disseminated to holders of the Notes in a manner reasonably calculated to inform such holders of such change.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by RCN.

None of RCN, its Board of Directors, the Indenture Trustee or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or consent or refrain from consenting to the Proposed Amendments.

____________

Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to the Offer may be directed to RCN's Investor Relations department or the Depositary. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance concerning the Offer. Any holder or beneficial owner that has questions concerning tender procedures should contact RCN's Investor Relations department or the Depositary at one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

The following summary is provided solely for the convenience of the holders of Notes. The information set forth below is a summary and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

Obligor	RCN Corporation and each of the subsidiaries of RCN that has guaranteed the Notes (the "Guarantors")

The Notes	7.375% Convertible Second Lien Notes due 2012

The Offer	RCN is offering to purchase any and all of the outstanding Notes at the purchase price set forth below, upon the terms and subject to the conditions described in the Offer.

The Consent Solicitation
RCN is soliciting consents from the holders of the Notes to the Proposed Amendments. Holders of Notes may not tender their Notes without delivering the related consents. Holders of Notes may not deliver consents to the Proposed Amendments without tendering the related Notes.

Purchase Price
The consideration for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the Offer shall be (i) $1,133.00 in cash, (ii) an additional amount in cash equal to the accrued unpaid interest on the Notes to, but excluding, the date on which the Notes are purchased, and (iii) 42.63 Warrants to purchase shares of Common Stock.

Warrants to be issued
As part of the purchase price, tendering holders will receive 42.63 Warrants per $1,000 of the principal amount of the Notes. Each Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $25.16 per share of Common Stock, subject to adjustments as described herein. The exercise price and conversion adjustments are substantially similar to the conversion rights currently provided by the Notes. See "Description of the Warrants."

Registration and Transfer of Warrants
The Warrants are being issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"). The Warrants issued to any tendering holder will be freely transferable under the Securities Act to the same extent that the Notes tendered by such holder currently are freely transferable. Holders whose Notes are not freely transferable because such holders are "affiliates" of the Company are subject to certain transfer restrictions as set forth in the Warrant Agreement between RCN and HSBC Bank USA, National Association, in its capacity as Warrant Agent (the "Warrant Agreement"). In addition, the shares of Common Stock received on exercise of the Warrants will be subject to certain transfer restrictions until the effective date of the "shelf" registration statement discussed below.

The Warrants and the shares of Common Stock to be issued upon exercise of the Warrants shall be registered under the Securities Act in accordance with the terms of a registration rights agreement, which requires the Company to file with the SEC a "shelf" registration statement for an offering to be made on a continuous basis.

Listing of our Common Stock
Our Common Stock currently is listed for trading on The NASDAQ Global Select Market ("NASDAQ") under the symbol "RCNI." We will apply for the listing on NASDAQ of our Common Stock issuable upon the exercise of the Warrants. See "Information Regarding RCN Securities."

Listing of Warrants
The Warrants will not be listed on any national or regional securities exchange or reported on a national quotation system. Accordingly, there is no assurance that any trading market for the Warrants will ever develop.

The Expiration Date	The Offer will expire at 9:15 a.m., New York City time, on May 25, 2007, unless extended by RCN.

The Proposed Amendments
The Proposed Amendments will:

•  Eliminate substantially all of the restrictive covenants and Events of Default under the Indenture;

•  Release all of the Collateral securing the Notes;

•  Amend (i) each of the Security Agreement, the Pledge Agreement and the Intercreditor Agreement to provide that each such agreement will terminate upon the effective date of the Second Supplemental Indenture and (ii) the Guarantee Agreement to delete certain provisions thereof to reflect the release of the Collateral securing the Notes upon the effective date of the Second Supplemental Indenture.

Purpose of the Offer and Consent Solicitation
The purpose of the Offer is to retire the outstanding Notes, while the purpose of the consent solicitation is to effect the Proposed Amendments to permit, among other things, the return of capital to RCN's stockholders in the range of $350 million to $400 million, which the Company expects would occur promptly following the Expiration Date and effectiveness of the Proposed Amendments. See "RCN - Background of the Offer" and "Purpose of the Offer."

Required Consents
Validly delivered (and not validly revoked) consents to the Proposed Amendments from holders of Notes representing at least a majority of the aggregate principal amount of Notes then outstanding (excluding Notes held by RCN or its affiliates) are required to adopt the Proposed Amendments.

Withdrawal Rights
Tenders of Notes may be withdrawn and consents may be revoked at any time on or before the Expiration Date, but not thereafter, by following the procedures described herein. A valid withdrawal of Notes will be deemed to be a revocation of the corresponding consents. Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not withdraw the tender of the Notes or revoke the related consents. See "The Offer - Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

Acceptance Date	The date RCN accepts for purchase all Notes that are validly tendered in the Offer following the Expiration Date.

Payment Date
The purchase price, including the issuance of the Warrants, for Notes validly tendered and accepted for purchase after the Expiration Date will be paid promptly following the Acceptance Date. Payment will be made in immediately available (same-day) funds and through delivery of certificates representing the Warrants. See "The Offer - Acceptance of Notes for Purchase; Payment for Notes."

Conditions Precedent to the Offer
Each of the Offer and RCN's obligation to purchase and pay for the Notes validly tendered and not withdrawn in the Offer is conditioned upon (i) the receipt of the Required Consents, (ii) obtaining sufficient financing to repurchase the Notes pursuant to the Offer and to return capital to stockholders and (iii) the satisfaction or waiver of the other conditions to the Offer set forth herein on or prior to the Expiration Date. See "The Offer - Conditions to the Offer."

Certain Consequences to Holders of Notes Not Tendering	Consummation of the Offer and the adoption of the Proposed Amendments may have adverse consequences for holders of Notes that elect not to tender Notes in the Offer, including the following:

•  holders of Notes outstanding after consummation of the Offer and effectiveness of the Proposed Amendments will no longer be entitled to the benefit of the covenants or the Events of Default that are being eliminated by the Proposed Amendments;

•  because all of the Collateral securing the Notes will be released upon the effectiveness of the Proposed Amendments, holders of Notes that remain outstanding after the Offer will no longer be entitled to a security interest in any assets of RCN or the Guarantors and will be general unsecured creditors of RCN and the Guarantors;

•  the trading market for Notes not tendered in response to the Offer is likely to be significantly more limited; and

•  holders that continue to own Notes after the Expiration Date may be subject to potentially adverse tax consequences.

For a discussion of certain factors that should be considered in evaluating the Offer, see "Significant Consequences to Non-Tendering Holders."

The Company's Plan if the Offer is Terminated or is Not Successful
In the event that RCN terminates the Offer or the Offer is not successful, the Company intends to defease the Notes pursuant to the Indenture as promptly as practicable following such date by depositing cash and/or government securities with the Indenture Trustee as required by the Indenture. A defeasance of the Notes pursuant to the terms of the Indenture would eliminate substantially all of the restrictive covenants under the Indenture. As a result, the Company then would be permitted to effect the return capital to stockholders following the effectiveness of the defeasance.

Procedures for Tendering Notes and Delivering Consents
A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Notes and deliver a consent. DTC participants must not transmit their acceptance to DTC through ATOP. For further information, call RCN's Investor Relations department or the Depositary, or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See "The Offer - Procedures for Tendering Notes and Delivering Consents."

Material United States Federal Income Tax Consequences	For a summary of the material United States federal income tax consequences of the Offer, see "Material United States Federal Income Tax Consequences."

Waivers; Extensions; Amendments; Termination
RCN expressly reserves the right, in its reasonable discretion, subject to applicable law, at any time or from time to time prior to the Expiration Date, to (i) waive any condition to the Offer (except that the receipt of the Required Consents is required and may not be waived) and accept all Notes previously tendered pursuant to the Offer, (ii) extend the Expiration Date and retain all Notes tendered and all consents delivered pursuant to the Offer, subject, however, to the withdrawal rights of holders of Notes as described under "The Offer - Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights," (iii) amend the terms of the Offer in any respect and (iv) terminate the Offer and not accept for purchase any Notes if RCN determines that any of the conditions is not reasonably likely to be satisfied. Any amendment applicable to the Offer will apply to all Notes tendered pursuant to the Offer and consents delivered in the consent solicitation. See "The Offer - Expiration Date; Extension; Termination; Amendments."

Brokerage Commissions
No brokerage commissions are payable by holders of Notes to the Depositary. If Notes are held through a nominee, holders should contact their nominee to determine whether any transaction costs are applicable.

Depositary	HSBC Bank USA, National Association.

Indenture Trustee	HSBC Bank USA, National Association.

Further Information
Additional copies of this Offer to Purchase and any other documents related to the Offer may be obtained by contacting RCN's Investor Relations department or the Depositary at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase.

ANSWERS TO QUESTIONS YOU MAY HAVE

The following are answers to some of the questions that you, as a holder of the Notes, may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Consent and Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered with this Offer to Purchase.

Who is offering to buy your Notes and soliciting your consent?

RCN is offering to purchase the Notes. In connection with its Offer to purchase the Notes, RCN is also soliciting consents to amend several provisions of the Indenture as well as the Security Agreement, the Pledge Agreement, the Guarantee Agreement and the Intercreditor Agreement. RCN originally issued the Notes on December 21, 2004. The mailing address of RCN's principal executive offices is 196 Van Buren Street, Herndon, Virginia 20170. RCN's phone number is (703) 434-8200.

What securities are the subject of the Offer?

We are offering to purchase, and requesting consents with respect to, all of the outstanding Notes. As of April 27, 2007, there were outstanding $125,000,000 in aggregate principal amount of the Notes. The Notes were issued under the Indenture.

Why is RCN offering to purchase your Notes?

We are offering to purchase your Notes in order to retire the debt associated with the Notes. As part of the offer to purchase your Notes in the Offer, we are seeking your consent to (i) amend the Indenture to eliminate substantially all of the restrictive covenants and Events of Default under the Indenture, (ii) release all of the Collateral securing the Notes, (iii) amend each of the Security Agreement, the Pledge Agreement and the Intercreditor Agreement to provide that each such agreement will terminate upon the effective date of the Second Supplemental Indenture and (iv) amend the Guarantee Agreement to delete certain provisions thereof to reflect the release of the Collateral securing the Notes upon the effective date of the Second Supplemental Indenture. The purpose of the consent solicitation is to effect the Proposed Amendments to permit, among other things, the return of capital to RCN's stockholders.

As a result of a review by the Company and our Board of Directors, the Board of Directors approved an initiative to pursue a return of capital to stockholders in the range of $350 million to $400 million. Based on the analysis performed to date, the Company is considering various means to return capital to its stockholders, including a special dividend, a share repurchase or a combination of a special dividend and a share repurchase. While no final determinations have been made, based on the analysis performed to date, RCN currently believes that a dividend would be the most tax-efficient means by which to return capital to stockholders. The Company expects that the return of capital would occur promptly following the Expiration Date and the effectiveness of the Proposed Amendments. Our Board of Directors will determine the size, form and timing of the potential return of capital, based on conditions prevailing at that time. See "RCN - Background of the Offer."

What price will you receive for your Notes if you tender them to us?

We are offering to repurchase your Notes for a purchase price per $1,000 of principal amount of the Notes equal to (i) $1,133.00 in cash, (ii) an additional amount in cash equal to the accrued unpaid interest on the Notes to, but excluding, the date on which the Notes are purchased, and (iii) 42.63 Warrants to purchase shares of Common Stock.

What are the terms of the Warrants?

As part of the purchase price, tendering holders will receive 42.63 Warrants per $1,000 of the principal amount of the Notes. Each Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $25.16 per share, subject to adjustments as described herein. The exercise price and conversion adjustments are substantially similar to the conversion rights currently provided by the Indenture. See "Description of the Warrants."

Will the Warrants be listed on any securities exchange or reported on a national quotation system?

No.

Will the Common Stock to be issued on the exercise of the Warrants be listed on any securities exchange or reported on a national quotation system?

Our Common Stock currently is listed for trading on NASDAQ under the symbol "RCNI." We will apply for the listing of our Common Stock issuable upon the exercise of the Warrants. See "Information Regarding RCN Securities" and "Description of the Warrants".

May I consent to the Proposed Amendments without tendering my Notes?

No. In order to consent to the Proposed Amendments, you must tender your Notes with respect to which the consents relate. You cannot tender your Notes without consenting to the Proposed Amendments.

Will RCN purchase the Notes in the Offer even if it does not receive the Required Consents?

No. We will not repurchase the Notes tendered into the Offer if we do not receive the Required Consents.

What will RCN do if the Offer is not successful or if RCN terminates the Offer?

In the event that RCN terminates the Offer or the Offer is not successful, the Company intends to defease the Notes pursuant to the Indenture as promptly as practicable following such date by depositing cash and/or government securities with the Indenture Trustee as required by the Indenture. A defeasance of the Notes pursuant to the terms of the Indenture would eliminate substantially all of the restrictive covenants under the Indenture. As a result, the Company then would be permitted to effect the return capital to stockholders following the effectiveness of the defeasance.

When does the Offer expire?

You have until 9:15 a.m., New York City time, on May 25, 2007, to tender your Notes in the Offer and to consent to the Proposed Amendments, unless we choose to extend the Offer. We will make a public announcement if we extend the Offer.

When will you receive payment from your tendered Notes?

We will purchase the tendered Notes promptly following May 25, 2007, the day on which your right to tender Notes and deliver your consents to the Proposed Amendments expires, if the Offer is not extended. If the Offer is extended, we will purchase tendered Notes promptly following expiration of the extended Offer. We are not offering any separate or additional payments for your consents to the Proposed Amendments.

Will the contemplated return of capital to the Company's stockholders result in any adjustments to the number of shares of Common Stock for which a Warrant may be exercised and the exercise price with respect thereto?

Yes. If the company accepts any Notes tendered in the Offer, the contemplated return of capital to the Company's stockholders will result in adjustment to the number of shares of Common Stock for which each Warrant may be exercised and to the Exercise Price (as defined herein), in each case, in accordance with the Warrant Agreement.

Can you withdraw your tendered Notes or revoke your consents to the Proposed Amendments?

Yes. You may withdraw your tendered Notes and/or revoke your consents to the Proposed Amendments at any time before 9:15 a.m., New York City time, on May 25, 2007, or, if the Offer is extended, 5:00 p.m., New York City time, on that later date. To withdraw your tender and/or revoke your consents, please follow the instructions under "The Offer - Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights" in this document. If you withdraw your tendered Notes, you will be deemed to have revoked your consents to the Proposed Amendments with respect to the withdrawn Notes. Consents provided in connection with a tender of Notes cannot be revoked without a concurrent valid withdrawal of the related tendered Notes.

How will RCN pay for the tendered Notes?

The Offer is subject to RCN obtaining sufficient financing to repurchase the Notes pursuant to the Offer and to permit the return of capital. RCN plans to pay for the tendered Notes with borrowings under a new first-lien credit facility (the "First-Lien Facility"). RCN expects to enter into this new facility substantially on the terms and subject to the conditions summarized herein. See "Sources and Amount of Funds."

What happens to your Notes if you do not tender your Notes?

If you do not tender your Notes, they will remain outstanding according to their terms, as amended, and will continue to accrue interest until the date of maturity. In addition, under the terms of the Indenture, you may continue to present your Notes for conversion to the Indenture Trustee at a conversion price of $25.16 per share of Common Stock, (subject to adjustments as described herein). On April 26, 2007, the closing price on NASDAQ for a share of Common Stock was $27.22. You should obtain current market quotes for the Common Stock before making your decision to tender your Notes in accordance with the terms of the Offer or to present Notes for conversion. See "Information Regarding RCN Securities" in this Offer to Purchase.

After we purchase Notes under the Offer, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

If the Proposed Amendments are approved by holders of a majority in aggregate principal amount of the Notes outstanding, we will use our reasonable best efforts to (i) execute, and to cause the Indenture Trustee and any other relevant parties to execute, a second supplemental indenture to the Indenture (the "Second Supplemental Indenture") and (ii) execute, and to cause the Second-Lien Collateral Agent and any other relevant parties to execute, an (w) an amendment to the Security Agreement (the "Security Amendment"), (x) an amendment to the Pledge Agreement (the "Pledge Amendment"), (y) an amendment to the Guarantee Agreement (the "Guarantee Amendment"), and (z) an amendment to the Intercreditor Agreement (the "Intercreditor Amendment"). These five agreements together will give effect to the Proposed Amendments. See "The Proposed Amendments."

If the Proposed Amendments are adopted, the Collateral securing the Notes will be released. The Notes will remain senior unsecured obligations of the Company and the Guarantors, but substantially all of the assets of RCN and its subsidiaries will be pledged to secure the proposed First-Lien Facility. In addition, the Indenture will no longer restrict RCN's ability to create additional liens. As a result of the foregoing, you, as a holder of the Notes not tendered and accepted in the Offer, will become an unsecured creditor of the Company. See "Significant Consequences to Non-Tendering Holders"

What are the tax consequences if you tender your Notes and deliver your consent to the Proposed Amendments?

The receipt of cash in exchange for Notes in the Offer will be a taxable transaction for United States federal income tax purposes. The tax consequences will depend, in part, on whether the exchange qualifies as a recapitalization for U.S. federal income tax purposes. See "Material United States Federal Income Tax Consequences" in this document. This Offer to Purchase includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you.

How do you tender your Notes and deliver your consents to the Proposed Amendments?

To tender your Notes and deliver your consents to the Proposed Amendments, you must carefully follow the instructions in this document and in the accompanying materials. By tendering your Notes, you will be deemed to consent to the Proposed Amendments, which will, among other things, result in the release of all of the Collateral securing the Notes. Persons holding Notes through DTC must follow a different process than those who are themselves the record holders of the Notes. See "The Offer - Procedures for Tendering Notes and Delivering Consents" in this document.

Where can I find additional information regarding RCN?

We file annual and periodic reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.sec.gov and on our website at www.rcn.com (information contained on our website is not part of, or incorporated in, this Offer to Purchase). Please see the section captioned "Available Information and Incorporation of Documents by Reference."

Who can you talk to if you need more information about the Offer?

Any questions or request for assistance or additional copies of this Offer to Purchase or the accompanying Consent and Letter of Transmittal may be directed to RCN's Investor Relations department or the Depositary at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

RCN

Overview

RCN is a facilities-based, competitive provider of video, high-speed data and voice services. We provide these services over our own fiber-optic network to approximately 406,000 residential and small business customers in Boston, New York, eastern Pennsylvania, Washington, D.C., and Chicago. We are one of the largest competitive providers of telecommunications services to residential customers in each of our geographic markets. Our residential network passes approximately 1.3 million homes. Of our 406,000 subscribers, approximately 66% subscribe to two or more of our services, referred to as "bundles," with the remainder subscribing to only one service.

RCN Business Solutions also provides bulk video, high capacity data and voice services in the same markets discussed above to Fortune 1000 and medium-sized business customers.

RCN is a Delaware corporation formed in 1997. Our principal executive office is located at 196 Van Buren Street, Suite 300, Herndon, Virginia 20170 and our telephone number is (703) 434-8200.

Background of the Notes

On December 21, 2004, we issued $125,000,000 aggregate principal amount of 7.375% Convertible Second-Lien Notes due 2012, which are convertible into shares of our Common Stock at a conversion price per share of $25.16, subject to certain adjustments. The Notes are governed by the Indenture.

The Notes mature on June 21, 2012, subject, in certain instances, to earlier repayment in whole or in part. The Notes are guaranteed fully and unconditionally, jointly and severally, by all subsidiaries of RCN and the obligations under such guarantees, together with our obligations under the Notes, are secured by a second priority lien on the Collateral in accordance with the terms of the Security Agreement. Pursuant to the Intercreditor Agreement, the debtors under the existing First-Lien Credit Agreement, dated as of May 30, 2006 (the "Existing First-Lien Agreement"), have priority with respect to any and all assets that the Collateral is comprised of.

Background of the Offer

As a result of a review by the Company and our Board of Directors, the Board of Directors approved an initiative to pursue a return of capital to stockholders in the range of $350 million to $400 million, which was publicly announced by the Company on March 15, 2007. Based on the analysis performed to date, the Company is considering various means to return capital to its stockholders, including a special dividend, a share repurchase or a combination of a special dividend and a share repurchase. While no final determinations have been made, based on the analysis performed to date, RCN currently believes that a dividend would be the most tax-efficient means by which to return capital to stockholders. The Company expects that the return of capital would occur promptly following the Expiration Date and the effectiveness of the Proposed Amendments. Our Board of Directors will determine the size, form and timing of the potential return of capital, based on conditions prevailing at that time.

Currently, the Existing First-Lien Agreement and the Indenture prohibit a return of capital to stockholders as proposed by RCN and described herein. Because of this, RCN is seeking to refinance both the Existing First-Lien Agreement and the Indenture to permit the return of capital to its stockholders. The proceeds of the new First-Lien Facility would be used to refinance all indebtedness and terminate all commitments of RCN under the Existing First-Lien Agreement and the Indenture. In addition, the proceeds of the new First-Lien Facility would be used to return capital to stockholders in the range of $350 million to $400 million. See "Sources and Amount of Funds". Pursuant to the terms of the Indenture, if the return of capital includes a special cash dividend, the $25.16 conversion price would be adjusted on the business day following the record date for any such dividend to reflect payment of such dividend.

In the event that RCN terminates the Offer or the Offer is not successful, the Company intends to defease the Notes pursuant to the Indenture as promptly as practicable following such date by depositing cash and/or government securities with the Indenture Trustee as required by the Indenture. A defeasance of the Notes pursuant to the terms of the Indenture would eliminate substantially all of the restrictive covenants under the Indenture. As a result, the Company then would be permitted to effect the return capital to stockholders following the effectiveness of the defeasance.

Directors and Executive Officers of RCN

The persons listed below are the current directors and/or executive officers of the Company. The address and telephone number of each of RCN's directors and executive officers is c/o RCN Corporation, 196 Van Buren Street, Herndon, Virginia  20170, telephone (703) 434-8200.

Name	Position

James F. Mooney	Chairman of the Board of Directors
Peter D. Aquino	President, Chief Executive Officer, and Director
Michael T. Sicoli	Executive Vice President and Chief Financial Officer
Benjamin R. Preston	Senior Vice President, General Counsel, and Secretary
Richard Ramlall	Senior Vice President, Strategic and External Affairs
John D. Filipowicz	President, Residential Markets
PK Ramani	Senior Vice President and Chief Services Officer
Leslie J. Sears	Senior Vice President and Controller
Benjamin C. Duster, IV	Director
Lee S. Hillman	Director
Michael E. Katzenstein	Director
Theodore H. Schell	Director
Daniel Tseung	Director

PURPOSE OF THE OFFER

The principal purpose of the Offer is to acquire all of the Notes in order to retire the debt associated with the Notes. The principal purpose of the consent solicitation, which is being made in connection with the Offer, is to obtain your consents and effect the Proposed Amendments, which will (i) eliminate substantially all of the restrictive covenants and Events of Default under the Indenture, (ii) release all of the Collateral securing the Notes, (iii) amend each of the Security Agreement, the Pledge Agreement and the Intercreditor Agreement to provide that each such agreement will terminate upon the effective date of the Second Supplemental Indenture and (iv) amend the Guarantee Agreement to delete certain provisions thereof to reflect the release of the Collateral securing the Notes upon the effective date of the Second Supplemental Indenture. RCN has announced that it intends to implement a return of capital to its stockholders in the range of $350 million to $400 million. The proposed return of capital would not be permitted by, among other things, the terms of the Indenture. Accordingly, one of the purposes of the Offer is to effect the Proposed Amendments to permit the Company to implement the return of capital.

SOURCES AND AMOUNT OF FUNDS

RCN will need approximately $144.9 million to purchase all of the Notes and pay all accrued and unpaid interest up to, but excluding, the date on which the Notes are purchased. The Offer is subject to obtaining sufficient financing to repurchase the Notes pursuant to the Offer and to return capital to stockholders. RCN expects to enter into and use the proceeds from the borrowings under the First-Lien Facility to finance the Offer and to effect the return of capital to stockholders.

Principal Terms of the Proposed First-Lien Facility

RCN expects to enter into the First-Lien Facility substantially on the terms described below. The First-Lien Facility would provide for (i) term loans in the aggregate principal amount of $520 million (the "Term Loan Facility"), (ii) a revolving credit facility in an aggregate principal amount of $75 million (the "Revolving Credit Facility") and (iii) uncommitted incremental term loan facilities and increases to the Revolving Credit Facility in an aggregate principal amount of up to $200 million.

The proceeds of the Term Loan Facility would be used solely to refinance all indebtedness and terminate all commitments of RCN (i) under the Existing First-Lien Agreement and (ii) to repurchase Notes pursuant to the Offer. In addition, the proceeds of the Term Loan Facility would be used by RCN to return capital to its stockholders. Borrowings under the Revolving Credit Facility would be utilized for working capital, capital expenditures and general corporate purposes (including to finance permitted acquisitions).

The final maturity date of (i) the Term Loan Facility would be May 2014 and (ii) the Revolving Credit Facility would be May 2013.

The obligations of RCN under the First-Lien Facility (i) would be guaranteed by all of RCN's operating subsidiaries pursuant to a subsidiaries guaranty and (ii) would be secured by the grant of a first-priority security interest in substantially all of RCN's assets pursuant to a security agreement, including a pledge of RCN's equity interests in all of its operating subsidiaries pursuant to a pledge agreement.

In general, voluntary prepayments could be made at any time upon notice without premium or penalty, in minimum principal amounts to be agreed. In addition, a mandatory prepayment of all commitments under the First Credit Facility would become due and payable upon the occurrence of, among other things, a "change of control" of RCN.

At RCN's option, loans could be maintained from time to time as base rate loans or Eurodollar loans plus the Applicable Margin. "Applicable Margin" would mean a percentage per annum equal to (i) in the case of term loans (A) maintained as base rate loans, 1.25% and (B) maintained as Eurodollar loans, 2.25% and (ii) in the case of Revolving Loans, the Applicable Margins as determined by the parties to the First-Lien Facility.

The First-Lien Facility would contain various covenants restricting RCN's financial and operating activity which would be generally equally restrictive as, or less restrictive than, the covenants contained in the Existing First-Lien Agreement. These covenants include, among other things:

•
limitations, in general, on incurring other indebtedness; provided, however, that RCN could incur additional unsecured indebtedness so long as, among other things, (i) RCN's ratio of consolidated secured indebtedness to consolidated earnings before interest, taxes, depreciation, and amortization ("EBITDA"), on a pro forma basis giving effect to such incurrence, would be less than 5.00:1.00 and (ii) the ratio of RCN's consolidated indebtedness at such time to consolidated EBITDA, on a pro forma basis giving effect to such incurrence, would be less than 6.00:1.00 (such exception, the "Incurrence Test Basket");

•
limitations on dividends and other restricted payments subject to a basket for restricted payments not to exceed $15 million in the aggregate; provided, however, RCN could make any such payments so long as, among other things, (i) RCN could demonstrate to the Administrative Agent's satisfaction that RCN could, on a pro forma basis after giving effect to such restricted payment, incur at least $1 of additional indebtedness pursuant to the Incurrence Test Basket and (ii) the ratio of RCN's consolidated indebtedness at such time to consolidated EBITDA on a pro forma basis would be less than 5.00:1.00; and

•	Limitations on mergers and acquisitions and dispositions of assets, subject to exceptions for:

➢
Permitted acquisition on terms substantially consistent with the Existing First-Lien Credit Agreement, so long as, among other things, (i) RCN could demonstrate to the Administrative Agent's satisfaction that RCN could, on a pro forma basis giving effect to such permitted acquisition, incur at least $1 of additional indebtedness pursuant to the Incurrence Test Basket and (ii) after giving effect to the consummation of each such permitted acquisition, RCN would have an aggregate amount of at least $25 million of unrestricted cash on hand and/or available commitments under the Revolving Credit Facility; and

➢	asset sales, so long as, among other things, the aggregate amount of all such asset sales would not exceed 10% of RCN's consolidated net tangible assets.

The foregoing summary of the First-Lien Facility and related documents does not purport to be comprehensive or definitive. If entered into, the Company will file with the SEC the First-Lien Facility and related documents.

Additional Considerations

From time to time after 10 business days following the Expiration Date, RCN or its affiliates may acquire Notes, if any, which remain outstanding following consummation of the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) RCN or its affiliates will pursue.

In addition, in the event that RCN terminates the Offer or the Offer is not successful, the Company intends to defease the Notes pursuant to the Indenture as promptly as practicable following such date by depositing cash and/or government securities with the Indenture Trustee as required by the Indenture. A defeasance of the Notes pursuant to the terms of the Indenture would eliminate substantially all of the restrictive covenants under the Indenture. As a result, the Company then would be permitted to effect the return capital to stockholders following the effectiveness of the defeasance.

RCN expects to repay any indebtedness incurred under the First-Lien Facility to finance the Offer through cash generated from operations or through one or more refinancing transactions. No final decisions have been made, however, concerning the method RCN will employ to repay such indebtedness.

THE OFFER

Principal Terms of the Offer

RCN is offering to purchase, upon the terms and subject to the conditions set forth in the Offer, any and all of its outstanding Notes validly tendered and not validly withdrawn for a purchase price per $1,000 of the principal amount of the Notes equal to (i) $1,133.00 in cash, (ii) an additional amount in cash equal to the accrued unpaid interest on the Notes to, but excluding, the date on which the Notes are purchased, and (iii) 42.63 Warrants to purchase shares of Common Stock.

Concurrently with the Offer, RCN is also soliciting, upon the terms and subject to the conditions set forth in the Offer, consents to the adoption of the Proposed Amendments. RCN is not offering any separate or additional payment for the consents to the Proposed Amendments. Pursuant to the terms of the Indenture, the Proposed Amendments require the receipt of the Required Consents. RCN's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon, among other things, the receipt of the Required Consents on or prior to the Expiration Date.

If the Required Consents with respect to the Notes are received, the Proposed Amendments will be binding on all holders of the Notes and their transferees, regardless of whether a holder has consented to the Proposed Amendments.

Under the terms of the Offer, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to 9:15 a.m., New York City time, on the Expiration Date will be deemed to constitute the delivery of (i) the consent of that tendering holder to the Proposed Amendments and (ii) its direction to the Indenture Trustee and the Second-Lien Collateral Agent to release all the Collateral securing the Notes and to execute the Proposed Amendments and such other documents as may be requested by the Company to release the Collateral securing the Notes.

Holders may not tender their Notes without delivering the related consents to the Proposed Amendments. Holders of Notes may not deliver consents without tendering the related Notes. Notes tendered may be withdrawn and consents may be revoked at any time prior to the Expiration Date. A valid withdrawal of Notes will be deemed to be a revocation of the corresponding consents. Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not withdraw the tender of the Notes or revoke the related consents.

RCN's obligation to accept for purchase and pay for the Notes validly tendered and not withdrawn in the Offer is conditioned upon the receipt of the Required Consents for the Offer, obtaining sufficient financing to repurchase the Notes pursuant to the Offer and to return capital to stockholders, and upon the satisfaction or waiver of the other conditions to the Offer set forth herein on or prior to the Expiration Date. See "The Offer - Conditions to the Offer." If the Required Consents with respect to the Offer are not received or if any of the other conditions to the Offer are not satisfied or waived by RCN on or prior to the Expiration Date, RCN will not be obligated to accept for purchase or to pay for any Notes with respect to the Offer and any Notes previously tendered in the Offer will be returned to the tendering holders. Under Rule 13e-4(f)(5) promulgated under the Exchange Act, RCN must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of that extension or amendment) and applicable law, promptly following the Expiration Date, RCN will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offer, which payment will be made by RCN depositing cash in immediately funds and delivering certificates representing Warrants with the Depositary promptly following the Expiration Date.

The Proposed Amendments would (i) eliminate substantially all of the restrictive covenants and Events of Default under the Indenture, (ii) release all of the Collateral securing the Notes, (iii) amend each of the Security Agreement, the Pledge Agreement and the Intercreditor Agreement to provide that each such agreement will terminate upon the effective date of the Second Supplemental Indenture and (iv) amend the Guarantee Agreement to delete certain provisions thereof to reflect the release of the Collateral securing the Notes upon the effective date of the Second Supplemental Indenture. See "The Proposed Amendments." Pursuant to the terms of the Indenture, upon receipt of the Required Consents, RCN intends to enter into, and to use its reasonable best efforts to cause the Indenture Trustee and any other necessary parties to enter into, the Second Supplemental Indenture, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment. The Second Supplemental Indenture, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment will not become effective unless and until RCN receives the Required Consents and accepts the Notes for purchase pursuant to the Offer (such date, the "Amendment Effectiveness Date"). With respect to the Indenture, the Security Agreement, the Pledge Agreement, the Guarantee Agreement and the Intercreditor Agreement, if the Required Consents are received and the Proposed Amendments become effective, such Proposed Amendments will be binding on all non-tendering holders of Notes issued pursuant to the Indenture. Therefore, the adoption of the Proposed Amendments may have adverse consequences for holders of Notes who elect not to tender their Notes in the Offer. See "Significant Consequences to Non-Tendering Holders."

Tenders of Notes may be withdrawn and consents to the Proposed Amendments may be revoked at any time prior to the Expiration Date by following the procedures set forth under "The Offer - Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

Holders who do not tender their Notes for purchase pursuant to the Offer or who withdraw their Notes prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. Holders who do not tender their Notes for purchase pursuant to the Offer or who withdraw their Notes on or prior to the Expiration Date will continue to have the right, during the period the Notes are convertible as specified in the Indenture, to convert the Notes into shares of Common Stock. On April 26, 2007, the closing price of the Common Stock, as reported on NASDAQ, was $27.22. For information on the recent stock price of the Common Stock, see "Information Regarding RCN Securities." A holder of Notes should understand that it may properly withdraw its Notes tendered in the Offer at any time prior to the Expiration Date (in accordance with the withdrawal procedures detailed herein) and subsequently convert such Notes, subject to the terms of the Indenture, for shares of Common Stock at any time prior to the Expiration Date.

The Notes purchased in the Offer will cease to be outstanding and will be delivered to the Indenture Trustee for cancellation immediately after such purchase. After we purchase Notes under the Offer, the trading market for the Notes may be significantly more limited, which may adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

If less than all of the principal amount of Notes held by a holder is tendered and accepted pursuant to the Offer, RCN will issue, and the Indenture Trustee will authenticate and deliver to or on the order of the holder thereof, at the expense of RCN, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

Acceptance of Notes for Purchase; Payment for Notes

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, holders of Notes that tender their Notes (and do not properly withdraw such tenders) in the Offer and thereby deliver their consents to the Proposed Amendments on or prior to the Expiration Date will be entitled to receive the purchase price for such Notes. Upon the terms and subject to the conditions of the Offer, RCN will purchase, by accepting for purchase following the Expiration Date, and will pay for such Notes promptly following the date on which such Notes are accepted for purchase. RCN expressly reserves the right, in its reasonable discretion, to delay acceptance for purchase of Notes tendered under the Offer or the payment for Notes accepted for purchase pursuant to the Offer (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that RCN pay the consideration offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the Offer) if any of the conditions set forth under "- Conditions to the Offer" shall not have been satisfied or waived by RCN on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the Depositary. In all cases, payment for Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.

For purposes of the Offer, RCN will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which RCN has waived such defect) if, as and when RCN gives oral or written notice thereof to the Depositary. Payment for Notes accepted for purchase in the Offer will be made by RCN by depositing cash in immediately available funds and such number of Warrants with the Depositary, which will act as agent for the tendering holders solely for the purpose of receiving the purchase price and transmitting the same to such holders. RCN will notify the Depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, delivery of the purchase price will be made by the Depositary promptly after receipt of funds for the payment of such Notes by the Depositary.

Tenders of Notes and the accompanying delivery of consents to the Proposed Amendments pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the Offer is delayed, or RCN is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offer, then the Depositary may, nevertheless, on behalf of RCN, retain tendered Notes, without prejudice to the rights of RCN described under "- Expiration Date; Extension; Termination; Amendments" and "- Conditions to the Offer" and "- Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights", but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that RCN pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth under the caption "- Procedures for Tendering Notes and Delivering Consents - Tender of Notes Held Through DTC; Book-Entry Transfer" below, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Expiration Date.

No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a Consent and Letter of Transmittal (or a manually signed facsimile thereof), waives all right to receive notice of acceptance of such holder's Notes for purchase.

Holders of Notes tendered and accepted for purchase pursuant to the Offer will be entitled to accrued and unpaid interest on their Notes to, but not including, the date on which the Notes are purchased. Under no circumstances will any additional interest be payable because of any delay by the Depositary in the transmission of funds to the holders of purchased Notes or otherwise.

Tendering holders of Notes purchased in the Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Consent and Letter of Transmittal has been completed, as described in the instructions thereto.  RCN will pay all other charges and expenses in connection with the Offer.

Procedures for Tendering Notes and Delivering Consents

The tender of Notes on or before the Expiration Date pursuant to the Offer and in accordance with the procedures described below will be deemed to constitute the delivery of the (i) consent of that tendering holder to the Proposed Amendments and (ii) its direction to the Indenture Trustee and the Second-Lien Collateral Agent to release all the Collateral securing the Notes and to execute the Proposed Amendments and such other documents as may be requested by the Company to release the Collateral securing the Notes. Holders of Notes may not deliver consents without tendering their Notes in the Offer.

Tender of Notes Held Through DTC; Book-Entry Transfer. The Depositary will seek to establish accounts with respect to the Notes at DTC for the purpose of the Offer within two NASDAQ trading days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with the book-entry transfer facility's procedure for such transfer.

DTC has confirmed that the tender offer is eligible for ATOP. To effectively tender Notes that are held through DTC, DTC participants must electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent's Message to the Depositary for its acceptance. The Agent's Message must be received on or before the Expiration Date to effectively deliver Consents. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

The term "Agent's Message" means a message transmitted by DTC and received by the Depositary and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Offer and Consent and Letter of Transmittal and that RCN may enforce such agreement against such participant.

The method of delivery of Notes and other documents to the Depositary, includng delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP,  is at the election and risk of the holder of Notes, and delivery will be deemed made when actually received by the Depositary. Instead of effecting delivery by mail, it is recommended that tendering and consenting holders of Notes use an overnight or hand delivery service. If such delivery is by mail, it is recommended that holders of Notes use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the Depositary before the Expiration Date.

Tendering holders that transmit their acceptance through ATOP shall be deemed to have consented to the Proposed Amendments if received on or before the Expiration Date.

Payment of Purchase Price. Tendering holders should indicate to the book-entry transfer facility the name and address to which (i) payment of the cash consideration, (ii) issuance of the Warrants and/or (iii) certificates evidencing Notes not accepted for purchase are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the cash consideration, issuance of Warrants or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the holder of Notes tendered. Persons who are beneficial owners of Notes but are not holders of Notes and who seek to tender Notes and deliver consents to the Proposed Amendments should (i) contact the holder of such Notes and instruct such holder to tender and consent to the Proposed Amendments on its behalf or (ii) effect a record transfer of such Notes from the holder to such beneficial owner and comply with the requirements applicable to holders for tendering Notes before the Expiration Date. Any Notes validly tendered before the Expiration Date accompanied by a validly transmitted Agent's Message for such Notes will be transferred by the registrar as of the Expiration Date at the discretion of RCN, subject to the satisfaction or waiver of the conditions in this Offer of Purchase.

United States Federal Income Tax Backup Withholding. Under the United States federal income tax laws, the Depositary may be required to withhold and remit to the United States Treasury 28% of the amount of certain reportable payments paid to certain holders of Notes pursuant to the Offer. In order to avoid such backup withholding, each tendering U.S. Holder (as defined below) of Notes electing to tender Notes pursuant to the Offer must (i) provide the Depositary with such holder's or payee's correct taxpayer identification number and certify that such holder or payee is not subject to such backup withholding by completing a Substitute Form W-9 or (ii) otherwise establish an exemption from backup withholding. A Non-U.S. Holder (as defined below) may be required to submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8 BEN) in order to establish an exemption from backup withholding.

Determination of Validity. All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes and delivered consents will be determined by RCN in its sole discretion, which determination shall be final and binding. RCN expressly reserves the absolute right (i) to reject any and all tenders or consents to the Proposed Amendments not in proper form and to determine whether the acceptance of or payment by it for such tenders or consents would be unlawful and (ii) subject to applicable law, to waive or amend any of the conditions to the Offer or to waive any defect or irregularity in the tender of any of the Notes or the delivery of any consents to the Proposed Amendments. None of RCN, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes or delivery of consents to the Proposed Amendments will be deemed to have been validly made until all defects and irregularities with respect to such Notes or consents have been cured or waived. Any Notes received by the Depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the Depositary to the appropriate tendering holder as soon as practicable. Interpretation of the terms and conditions of the Offer will be made by RCN in its sole discretion and will be final and binding on all parties.

Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights

Tenders of Notes made on or prior to the Expiration Date may be properly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 22, 2007 (40 business days after the commencement of the Offer, as required by Rule 13e-4(f)(2)(ii) of the Exchange Act). A valid withdrawal of tendered Notes effected on or prior to the Expiration Date will constitute the concurrent valid revocation of such holder's related consents.

Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of such consents without a concurrent valid withdrawal of the related Notes will not render the tender of the Notes or the related consents defective. For a withdrawal of Notes to be proper, a holder must comply fully with the withdrawal procedures set forth below.

Holders who wish to exercise their right to withdrawal with respect to the Offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission (or an electronic ATOP transmission notice of withdrawl in the case of DTC Participants), which notice must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In order to be valid, a notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (iii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iv) be signed by the holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the registrar register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and will constitute the concurrent valid revocation of such holder's consents.

Withdrawal of Notes (and the accompanying revocation of consents) can only be accomplished in accordance with the foregoing procedures.

Notes properly withdrawn may thereafter be re-tendered (and consents thereby re-given) at any time on or prior to the Expiration Date by following the procedures described under "- Procedures for Tendering Notes and Delivering Consents."

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by RCN, in its sole discretion, which determination shall be final and binding. None of RCN, the Depositary, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

The Notes are obligations of RCN and are governed by the Indenture. There are no appraisal or other similar statutory rights available to holders of Notes in connection with the Offer.

Conditions to the Offer

RCN's obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn in the Offer is conditioned upon (i) the receipt of the Required Consents on or prior to the Expiration Date, (ii) obtaining sufficient financing to repurchase the Notes pursuant to the Offer and to return capital to stockholders, and (ii) the satisfaction or waiver of the additional conditions set forth below on or prior to the Expiration Date. RCN may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time on or prior to the Expiration Date, except that the receipt of Required Consents is required by the Indenture for approval of the Proposed Amendments and may not be waived. If the Required Consents are obtained by the Expiration Date, RCN intends to enter into, and to use its reasonable best efforts to cause (a) the Indenture Trustee and any other relevant party to enter into, the Second Supplemental Indenture and (b) the Second-Lien Collateral Agent and any other relevant party to enter into, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment to effect the Proposed Amendments. The Second Supplemental Indenture will become operative upon (i) the Company accepting  for purchase of all Notes validly tendered and not validly withdrawn pursuant to the terms and conditions of the Offer and (ii) the Company depositing cash in immediately available funds and delivering certificates representing the Warrants with the Depositary; each of the Security Amendment, the Pledge Amendment and the Guarantee Amendment will become operative upon the effective date of the Second Supplemental Indenture; and the Intercreditor Agreement will become operative upon the Company's acceptance for purchase of the Notes pursuant to the terms and conditions of the Offer. If the Offer is terminated or withdrawn, or the Notes are not accepted for purchase for any reason, the Second Supplemental Indenture, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment will not become effective.

Subject to Rule 14e-1(c) under the Exchange Act and notwithstanding any other provision of the Offer and in addition to (and not in limitation of) RCN's rights to terminate, extend and/or amend the Offer in its reasonable discretion, RCN shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred or is reasonably likely to occur (as determined by RCN) on or prior to the Expiration Date:

(i)
there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that in the reasonable judgment of RCN, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of RCN or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer;

(ii)
an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of RCN, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of RCN;

(iii)
either (a) the Indenture Trustee or (b) the Second-Lien Collateral Agent, shall have objected in any respect to or taken any action that could, in the reasonable judgment of RCN, adversely affect the consummation of the Offer or RCN's ability to effect any of the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by RCN in soliciting the consents (including the form thereof) or in the making of the Offer or the acceptance of, or payment for, the Notes and consents;

(iv)
there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Notes or our Common Stock, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of RCN, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities, act of terrorism or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

(v)
any event shall have occurred, or shall reasonably be likely to occur, which could reasonably be expected to result in a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole.

The conditions to the Offer are for the sole benefit of and may be asserted by RCN, in its reasonable discretion, regardless of the circumstances giving rise to such conditions, or may be waived by RCN, in whole or in part, at any time or from time to time on or prior to the Expiration Date, in its reasonable discretion (except that the receipt of the Required Consents may not be waived). The failure by RCN at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date. Any determination by RCN concerning the events described in this section shall be final and binding upon all persons.

Expiration Date; Extension; Termination; Amendments

The Offer will expire at 9:15 a.m., New York City time, on May 25, 2007, unless extended by RCN.

RCN expressly reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release prior to 9 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offer, Notes previously tendered and all related consents previously delivered pursuant to the Offer (and not validly withdrawn) will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase by RCN, subject to withdrawal rights of holders of Notes. For purposes of the Offer, the term "business day" means any day other than a Saturday, Sunday, a Federal holiday or any other day on which banking institutions in the State of New York are permitted or obligated by law or regulation to be closed, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

To the extent it is legally permitted to do so, RCN expressly reserves the right, in its reasonable discretion, to (i) waive any condition to the Offer (except that the receipt of the Required Consents is required by the Indenture and the Security Agreement for the approval of the Proposed Amendments and may not be waived), (ii) extend the Expiration Date and retain all Notes tendered and all consents delivered pursuant to the Offer, subject to the withdrawal rights of holders, (iii) increase the purchase price in the Offer and (iv) amend any other term of the Offer. Any amendment to the Offer will apply to all Notes covered by the Offer that are tendered and not previously accepted for purchase, regardless of when or in what order such Notes were tendered. If RCN makes a material change in the terms of the Offer or consent solicitation, RCN will disseminate additional Offer materials and will extend the Offer, in each case, to the extent required by law. In addition, if RCN changes either (i) the principal amount of the Notes subject to the Offer or (ii) the purchase price of the Notes subject to the Offer, then the Offer will be amended to the extent required by law to ensure that the Offer remains open for at least 10 business days after the date that notice of any such change is first published, given or sent to holders of Notes by RCN.

RCN expressly reserves the right, in its reasonable discretion, to terminate the Offer if any conditions applicable to the Offer set forth under "- Conditions to the Offer" are not satisfied (or reasonably likely to be satisfied as solely determined by RCN) or waived by RCN on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement of the termination and RCN will also promptly inform the Depositary of its decision to terminate the Offer.

In the event that the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders who have validly tendered their Notes in connection with the Offer. In any such event, any Notes previously tendered in the Offer will be returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Exchange Act and the Proposed Amendments with respect to the Offer, if previously entered into, will terminate and not become effective.

In addition, in the event that RCN terminates the Offer or the Offer is not successful, the Company intends to defease the Notes pursuant to the Indenture as promptly as practicable following such date by depositing cash and/or government securities with the Indenture Trustee as required by the Indenture. A defeasance of the Notes pursuant to the terms of the Indenture would eliminate substantially all of the restrictive covenants under the Indenture. As a result, the Company then would be permitted to effect the return capital to stockholders following the effectiveness of the defeasance.

DESCRIPTION OF WARRANTS

RCN will issue up to 5,328,521 new Warrants, in the aggregate (assuming all holders of Notes currently outstanding tender their Notes in the Offer), and 42.63 Warrants per $1,000 of the principal amount of the Notes. Each Warrant represents the right to purchase one share of our Common Stock. As of the date of this Offer to Purchase, the total number of shares of Common Stock underlying the Warrants is equal to 5,328,521. The rights, powers and privileges of our Common Stock are summarized in the Form 8-A (as defined herein - see "Available Information and Incorporation of Documents by Reference"), which is incorporated herein by reference. The holders of Warrants are not entitled to vote on or consent to any matters submitted to the stockholders of RCN, or to notice thereof, nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

Each Warrant entitles the holder thereof to purchase one share of our Common Stock at the Exercise Price (defined below) then in effect. The Warrants may be exercised, in whole or in part (but not for a fraction of a share of our Common Stock), in accordance with procedures provided by the Warrant Agreement (which agreement has been filed with the SEC by RCN on April 27, 2007 as an Exhibit to the Schedule TO, and which is incorporated herein by reference), at any time from the date of issuance until their expiration on June 21, 2012.

The initial exercise price of the Warrants is $25.16 per share of Common Stock, payable in United States Dollars in the manner provided in the Warrant Agreement (the "Exercise Price"). In lieu of payment of the aggregate Exercise Price, the holder of a Warrant may elect to receive from RCN a number of shares of our Common Stock equal to the "Spread" (as defined in the Warrant Agreement) by indicating such election in the exercise notice delivered by such Warrant holder. The "Spread" shall be paid by RCN by delivering to such Warrant holder a number of shares of our Common Stock equal to (a)(i) the product of (x) the current market price per share of our Common Stock (as of the date of receipt of the exercise notice to RCN) multiplied by (y) the number of shares of our Common Stock underlying the Warrants being exercised, minus (ii) the product of (x) the Exercise Price, multiplied by (y) the number of shares of our Common Stock underlying the Warrants being exercised, divided by (b) the current market price per share of our Common Stock (as of the date of receipt of the exercise notice to RCN).

Other than the Warrants, there are no other warrants to purchase our Common Stock outstanding as of the date hereof. The terms of the Warrants provide for anti-dilution protection, which adjusts the Exercise Price of each Warrant and the number of shares of our Common Stock issuable upon the exercise of each Warrant, from time to time when not de minimis, upon the occurrence of certain events enumerated in the Warrant Agreement, including stock splits, dividends, recapitalizations and similar events.

The Warrant Agreement provides that, in the event of a reclassification or change of the outstanding number of shares of our Common Stock (other than a change in par value or as a result of a subdivision or combination), consolidation, statutory exchange, merger or sale or conveyance by RCN of all or substantially all of RCN's property (each, a "Fundamental Transaction"), then RCN or the successor person, as the case may be, shall execute a supplemental warrant agreement providing that such Warrant shall be exercisable for the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such Fundamental Transaction by a holder of a number of shares of Common Stock issuable upon exercise of such Warrants (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to exercise all such Warrants) immediately prior to such Fundamental Transaction.

The Warrant Agreement also provides if and only if the Common Stock has a closing price of at least 150% of the exercise price (as adjusted from time to time) for 30 consecutive trading days ending on the trading day on or after December 21, 2007, the Company shall have the right, at its option, to cause all of the Warrants to be exercised in accordance with the terms of the Warrant Agreement by delivering to the holders of Warrants a written notice of its election to cause all of the Warrants to be deemed to be exercised in exchange for the number of shares of Common Stock equal to the  "Spread", which notice shall be not less than thirty (30) days nor more than sixty (60) days prior to the effectiveness of the date upon which such exercise shall become effective. In general, on such date, the Company shall deliver to the holders of Warrants a number of shares of Common Stock equal to the "Spread" as determined on such date.

The Warrants are being issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Warrants issued to any tendering holder will be freely transferable under the Securities Act to the same extent that the Notes tendered by such holder currently are freely transferable. Holders whose Notes are not freely transferable because such holders are "affiliates" of the Company are subject to certain transfer restrictions as set forth in the Warrant Agreement. In addition, the shares of Common Stock received on exercise of the Warrants will be subject to certain transfer restrictions until the effective date of the "shelf" registration statement discussed in the following sentence. The Warrants and the shares of Common Stock to be issued upon exercise of the Warrants shall be registered under the Securities Act in accordance with the terms of a registration rights agreement, which requires the Company to file with the SEC a "shelf" registration statement for an offering to be made on a continuous basis.

In addition, in accordance with the Warrant Agreement, we will  list the shares of Common Stock issuable upon exercise of the Warrants upon each national securities exchange and automated quotation system, if any, on which shares of our Common Stock are then listed or quoted, subject to the rules and regulations thereof and to maintain such listing. Our Common Stock currently is listed for trading on NASDAQ under the symbol "RCNI." We intend to apply for the listing of our Common Stock issuable upon the exercise of the Warrants. For more information regarding the trading markets for our Common Stock, please see "Information Regarding RCN Securities."

The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the Warrant Agreement, which has been filed with the SEC as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO"), and is incorporated by reference herein.

THE PROPOSED AMENDMENTS

The following is a summary of the Proposed Amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indenture.

The Proposed Amendments, if adopted and effected, will (i) eliminate substantially all of the restrictive covenants and Events of Default under the Indenture, (ii) release all of the Collateral securing the Notes and (iii) amend each of the Security Agreement, the Pledge Agreement and the Intercreditor Agreement to provide that each such agreement will terminate upon the effective date of the Second Supplemental Indenture and (iv) amend the Guarantee Agreement to delete certain provisions thereof to reflect the release of the Collateral securing the Notes upon the effective date of the Second Supplemental Indenture. The purpose of the consent solicitation is to effect the Proposed Amendments to permit, among other things, the return of capital to RCN's stockholders.

The Proposed Amendments will be effected by the Second Supplemental Indenture, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment, each of which will be executed by RCN promptly following the Expiration Date. Although the Second Supplemental Indenture, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment will be executed promptly following the Expiration Date, the Proposed Amendments will not become effective until validly tendered Notes are accepted for purchase by RCN pursuant to the Offer. If the Offer to purchase the Notes is terminated or withdrawn, or the Notes are not purchased hereunder, the Proposed Amendments will not become effective.

The Proposed Amendments constitute a single proposal and a tendering and/or consenting holder must consent as an entirety and may not consent selectively with respect to certain Proposed Amendments. Pursuant to the terms of the Indenture, the Proposed Amendments require the consent of the holders of a majority in aggregate principal amount of Notes then outstanding under the Indenture (excluding Notes held by affiliates of RCN). As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the Notes is $125,000,000. If the Required Consents are received and the Proposed Amendments become effective, the Proposed Amendments will be binding on all non-tendering holders.

The Second Supplemental Indenture

Deletion of Covenants. The Second Supplemental Indenture would, in substance, delete certain covenants contained in Sections 5.6 through 5.21 of the Indenture, which are entitled:

•
Maintenance of Properties: In general, requires RCN to keep all property necessary to the business of the Company and its subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted;

•
Insurance: In general, requires the Company to maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties;

•
Books and Records: In general, requires the Company to keep proper books of record and account, in which full and correct entries will be made of all material financial transactions and the assets and business of the Company and each subsidiary of the Company in material compliance with GAAP;

•
Limitation on Additional Indebtedness; Offer to Repurchase upon Incurrence of Indebtedness not Permitted: In general, prohibits the Company from, directly or indirectly, creating, incurring, assuming, issuing, guaranteeing or in any manner becoming directly or indirectly liable for or with respect to, contingently or otherwise, the payment of any indebtedness except for permitted indebtedness;

•
Limitation on Restricted Payments: In general, the Company is prohibited from making, directly or indirectly, any restricted payment unless no default shall have occurred or certain incurrence tests are satisfied;

•
Limitation on Transactions with Affiliates: In general, the Company is prohibited from conducting any business or entering into any transaction with or for the benefit of any of their respective affiliates or any beneficial holder of 10% or more of the Common Stock or any officer or director of the Company, unless conducted in the manner specified in the Indenture;

•	Limitation on Liens: In general, prohibits RCN from incurring any liens of any kind against or upon any property or assets of the Company or any subsidiary other than permitted liens;

•
Limitation on Business: In general, prohibits the Company from engaging in businesses except for those engaged in by the Company as of December 21, 2004 and reasonable extensions thereof or complementary thereto;

•
Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries; Domestic Restricted Subsidiaries to Become Guarantors and Provide Collateral: In general, requires certain subsidiaries of the Company to enter into guarantee agreements with the Collateral Agent;

•
Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries: In general, prohibits the Company from issuing any preferred stock and from permitting any person from owning any preferred stock of any subsidiary;

•
Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries: In general, prohibits the Company from creating any consensual restriction of any kind on the ability of any subsidiary to (i) pay dividends, (ii) pay any indebtedness owed to the Company or any subsidiary, (iii) make any investment in the Company or any other subsidiary or (iv) transfer any of its properties or assets to the Company or to any subsidiary, unless in each instance, in the manner specified in the Indenture; and

•
Designations of Unrestricted Subsidiaries: In general, restricts the ability of the Company to designate a subsidiary as "unrestricted." In the event of any such designation, the Company will be deemed to have made an investment constituting a restricted payment.

For a description of the effects of deleting these covenants, see "Significant Consequences to Non-Tendering Holders."

Deletions of Events of Defaults. The Second Supplemental Indenture would, in substance, amend Section 7.1 of the Indenture so that certain events would no longer constitute an Event of Default, and as a result, in general, only the failure to pay interest or principal would constitute an Event of Default. Specifically, the following events would no longer constitute an Event of Default:

•
failure to perform any term, covenant, condition or provision of one or more classes or issues of indebtedness in an aggregate principal amount outstanding of $10,000,000 or more under which the Company or a significant restricted subsidiary is obligated, and either (i) such indebtedness is already due and payable in full or (ii) such failure results in the acceleration of the maturity of such indebtedness;

•
failure by the Company or a significant restricted subsidiary to pay final judgments aggregating $10,000,000 or more (net of any amounts with respect to which a reputable and solvent insurance company shall have covered), which judgments are not paid, discharged or stayed for a period of 60 days;

•	certain events of bankruptcy or insolvency with respect to the Company or any of its significant restricted subsidiaries; or

•
unless all the Collateral has been released, the default, repudiation or disaffirmation by the Company or any Guarantor of any of our material obligations under the security documents or the determination in a judicial proceeding that the security documents are unenforceable or invalid against the Company or any Guarantor for any reason with respect to a material portion of the Collateral.

Release of the Collateral. The Second Supplemental Indenture would, in substance, amend the Indenture (including, but not limited to, deleting substantially all of Article IV of the Indenture) to release all of the Collateral securing the Notes and discharge the Junior Liens (as defined in the Indenture).

Deletion of Definitions. The Second Supplemental Indenture would, in substance, also delete certain definitions from the Indenture when references to such definitions would be eliminated as a result of the foregoing.

Effective Date: The Second Supplemental Indenture would be effective upon receipt by the Indenture Trustee and the Second-Lien Collateral Agent of a written notice from the Company stating that (i) the Company has accepted for purchase all Notes validly tendered and not validly withdrawn pursuant to the terms and conditions of the Offer and (ii) the Company has deposited cash in immediately available funds and has delivered certificates representing the Warrants with the Depositary as payment for such purchase sufficient to pay the purchase price for the Notes accepted for purchase.

The Security Amendment

The Security Amendment would, in substance, amend the definition of "Termination Date" in Section 10.8(a) thereof, to provide that the "Termination Date" shall mean the earlier of (i) the date upon which no Note under the Indenture is outstanding and all loans under the Notes and the Indenture have been repaid in full and all obligations then due and payable have been paid in full and (ii) the effective date of the Second Supplemental Indenture. This modification will terminate the Security Agreement upon the effective date of the Second Supplemental Indenture. For a description of the effects of amending the definition of "Termination Date", see "Significant Consequences to Non-Tendering Holders."

The Pledge Amendment

The Pledge Amendment would, in substance, amend the definition of "Termination Date" in Section 20(a) thereof, to provide that the "Termination Date" shall mean the earlier of (i) the date upon which all the Notes under the Indenture have been repaid in full and all other obligations then due and payable have been paid in full and (ii) the effective date of the Second Supplemental Indenture. This modification will terminate the Pledge Agreement upon the effective date of the Second Supplemental Indenture. For a description of the effects of amending the definition of "Termination Date", see "Significant Consequences to Non-Tendering Holders."

The Guarantee Amendment

Because the effect of the Proposed Amendments is to release the Collateral securing the Notes, the Guarantee Amendment would, in substance, delete references in the Guarantee Agreement concerning the Company's and the Guarantors' obligations being secured obligations. This amendment would be effective upon the effective date of the Second Supplemental Indenture. For a description of the effects of amending the definition of "Termination Date", see "Significant Consequences to Non-Tendering Holders."

The Intercreditor Amendment

The Intercreditor Amendment would, in substance, amend Section 8.2 thereof, to provide that, among other things, the Intercreditor Agreement would terminate and be of no further force and effect with respect to the Indenture and obligations thereunder upon the effective date of the Second Supplemental Indenture. This modification will terminate the Intercreditor Agreement upon the effective date of the Second Supplemental Indenture. For a description of the effects of amending the definition of "Termination Date", see "Significant Consequences to Non-Tendering Holders."

Waivers and Releases

In consideration for the purchase of the Notes pursuant to the Offer, tendering holders will be deemed to waive, release, forever discharge and agree not to sue RCN or its former, current or future directors, officers, employees, agents, subsidiaries, affiliates, stockholders, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under U.S. federal securities laws in connection with the Offer), by reason of any act, omission, transaction or occurrence, that the tendering holders ever had, now has or hereafter may have against RCN as a result of or in any manner related to any prior non-compliance of the terms of the Indenture, the Security Agreement, the Pledge Agreement, the Guarantee Agreement, the Intercreditor Agreement or in any manner related to:

•	the tendering holder's disposition of the Notes pursuant to the Offer;

•	any decline in the value thereof up to and including the Expiration Date (and thereafter, to the extent the holder retains Notes after the Proposed Amendments become effective);

•	the tendering holder's delivery of any consents pursuant to the Offer; or

•	the effectiveness or impact of the Proposed Amendments.

Notwithstanding the foregoing, tendering holders will not be deemed to waive or release, discharge or agree not to sue with respect to (i) the rights to indemnification pursuant to Section 8 of the Note Purchase Agreement, dated as of December 21, 2004, between the Company, the Guarantors and the purchasers therein or (ii) any and all claims, demands, causes of action related to the Warrant Agreement or the registration rights agreement requiring the Company to file with the SEC a "shelf" registration statement for an offering to be made on a continuous basis with respect to the Warrants and the shares of Common Stock to be issued upon exercise of the Warrants.

For more information regarding the background to the Offer, see "RCN - Background of the Offer."

The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the Indenture, the Security Agreement, the Pledge Agreement, the Guarantee Agreement and the Intercreditor Agreement and the forms of Second Supplemental Indenture, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment, each of which has been filed with the SEC as an Exhibit to the Schedule TO, and is incorporated herein by reference.

SIGNIFICANT CONSEQUENCES TO NON-TENDERING HOLDERS

In deciding whether to participate in the Offer, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

Limited Trading Market: The Notes are not listed on any securities exchange or reported on a national quotation system.

To the knowledge of RCN, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted in the Offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not purchased may be affected adversely to the extent that the number of Notes purchased pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Effect of the Proposed Amendments: If the Proposed Amendments become effective, the Notes that are not tendered and purchased pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture as modified by the Second Supplemental Indenture. As a result, holders of Notes outstanding after consummation of the Offer and effectiveness of the Proposed Amendments will no longer be entitled to the benefit of the covenants or the Events of Default that are being eliminated by the Proposed Amendments. Because all of the Collateral securing the Notes will be released upon the effectiveness of the Proposed Amendments, holders of Notes that remain outstanding after the Offer will no longer be entitled to a security interest in any assets of RCN or the Guarantors and will be general unsecured creditors of RCN and the Guarantors. In addition, the Indenture will no longer restrict RCN's ability to create additional liens.

Repurchase of Notes: Although we reserve the right, in our sole discretion, from time to time after 10 business days after the Expiration Date to purchase any Notes that remain outstanding through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, we are under no obligation to do so.

Tax Consequences: See "Material United States Federal Income Tax Consequences" for a discussion of the material United States federal income tax matters that should be considered in evaluating the Offer.

INFORMATION REGARDING RCN SECURITIES

Market Information

The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

Our Common Stock began quotation on the OTC market under the symbol "RCNI" on December 21, 2004 and continued until March 21, 2005, when our Common Stock was accepted for quotation on NASDAQ under the symbol "RCNI". The table below sets forth, on a per share basis for the periods indicated, the closing high and low bid prices for our Common Stock as reported on the OTC market for the period from January 1, 2005 to March 20, 2005, and the intra-day high and low sales prices for our Common Stock as reported by NASDAQ from March 21, 2005 to December 31, 2005. The OTC bid prices represent prices between dealers and do not include retail markup, markdown or commission. They do not represent actual transactions.

	High Price	Low Price
Period
2005
From January 1, 2005 through March 20, 2005	$23.40	$18.75
From March 21, 2005 through March 31, 2005	20.95	19.11
Second Quarter	24.75	16.69
Third Quarter	25.67	21.00
Fourth Quarter	24.57	19.56

Period
2006
First Quarter	$26.08	$22.83
Second Quarter	27.75	23.88
Third Quarter	28.87	22.98
Fourth Quarter	30.74	27.85

Period
2007
First Quarter	$30.50	$24.95
Second Quarter (through April 26, 2007)	28.76	25.58

At March 7, 2007, our Common Stock was held by 13 holders of record.

In the past, we have not declared or paid a cash dividend on our Common Stock. Except for any dividend that may be paid as part of the return of capital to stockholders, (i) at present, we do not expect to pay cash dividends on our Common Stock in the foreseeable future and (ii) any future determination to pay cash dividends will be made by our Board of Directors in light of our earnings, financial position, capital requirements and such other factors as the Board of Directors deems relevant at such time. You should note that our new First-Lien Facility described herein contains restrictions on our ability to pay cash dividends on our Common Stock.

We urge you to obtain more current market price information for our Common Stock during the Offer period.

As of April 26, 2007, there were $125,000,000 in aggregate principal amount of Notes outstanding.

Beneficial Ownership by Directors and Executive Officers

Set forth below is the beneficial ownership of our Common Stock as of March 31, 2007 of the directors and/or executive officers of the Company. In general, beneficial ownership includes those shares of our Common Stock that a director or executive officer has the power to vote or transfer, and stock options exercisable within 60 days of March 31, 2007.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Shares (2)

James F. Mooney	574,125	1.5%
Peter D. Aquino	414,849	1.1%
Michael T. Sicoli	177,238	*
Lee S. Hillman	34,766	*
Benjamin C. Duster, IV	33,666	*
Daniel Tseung	29,866	*
Michael E. Katzenstein	33,466	*
John D. Filipowicz	83,666	*
Richard Ramlall	73,666	*
Theodore H. Schell	30,931	*
PK Ramani	83,666	*
Benjamin R. Preston	51,666	*
Leslie J. Sears	10,000	*
*	Less than 1%.
(1)
Represents shares of Common Stock held and/or options held by such individuals that were exercisable at the date specified above or within 60 days thereafter. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of Common Stock.

(2)
Except as otherwise indicated, for each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares outstanding as of March 31, 2007 (37,694,764) plus the number of shares of Common Stock that were not outstanding but which such person or group had the right to acquire within 60 days after March 31, 2007.

Securities' Transactions

Except as provided for below, based on RCN's records, documents filed with the SEC, and on information provided to RCN by its respective directors or executive officers, none of the Company or persons controlling the Company, and, to the best of the Company's knowledge, none of the directors, executive officers or affiliates of the Company or any of its subsidiaries has effected any transactions in the Notes or our Common Stock during the past 60 days.

Date of Transaction	Name	Shares of Common Stock	Price	Description
March 23, 2007	Peter D. Aquino	1,407	$26.42	(1)
March 23, 2007	James F. Mooney	2,920	$26.42	(1)
March 23, 2007	James F. Mooney	20,000	$26.42	(2)
March 23, 2007	Michael T. Sicoli	1,074	$26.42	(1)
March 15, 2007	Peter D. Aquino	13,043	$27.46	(1)
March 15, 2007	James F. Mooney	16,922	$27.46	(1)
March 15, 2007	Michael T. Sicoli	4,371	$27.46	(1)
February 28, 2007	Benjamin R. Preston	25,000	$0	(2)
February 28, 2007	John D. Filipowicz	25,000	$0	(2)
February 28, 2007	Richard Ramlall	15.000	$0	(2)
February 28, 2007	PK Ramani	25,000	$0	(2)
February 28, 2007	Leslie J. Sears	10,000	$0	(2)

(1)	Disposal of shares for tax withholding incident to vesting of restricted stock.
(2)	Grant/award of restricted stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax considerations of the Offer to Purchase to U.S. Holders and Non-U.S. Holders (in both cases as defined below) of the Notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other "financial services" entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for Notes, persons that hold Notes as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax consequences of the Offer to Purchase. This summary assumes that holders have held the Notes exclusively as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Notes that is (i) a citizen or an individual resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of Notes that is an individual, corporation, trust or estate and that is not a U.S. Holder.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The partner and partnership should consult their tax advisors concerning the tax treatment to them of the Offer.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE OFFER.

Consequences of Exchanging in the Offer

U.S. Holders

Exchange of Notes in the Offer. The tax treatment of U.S. Holders that exchange Notes in the Offer will depend on whether or not that exchange qualifies as a "recapitalization" under the Code. In general, the Code requirements for recapitalization treatment will be met if the Notes are treated as "securities" for U.S. federal income tax purposes. In this regard, the term "securities" is not clearly defined under current US federal income tax law. Whether a debt instrument is a security is determined based on all the facts and circumstances. As a general rule, debt instruments issued with a maturity at issuance of five years or less do not constitute securities, whereas debt instruments with a maturity at issuance of 10 years or more do constitute securities. Instruments with a term of between five and 10 years are sometimes treated as securities. There are exceptions to this general rule in the case law and in guidance from the Internal Revenue Service ("IRS"), and there are other meaningful factors in the determination of whether a debt instrument is a security other than the maturity at issuance.

While the matter is not free from doubt, based on an analysis of the terms of the Notes, the Company will take the position that the Notes are securities for U.S. federal income tax purposes. Assuming the Notes are securities, the exchange of Notes for cash and Warrants (other than any such cash or Warrants treated as paid in respect of accrued interest or as a fee for consenting to the Proposed Amendments) should qualify as a recapitalization under the Code. If the exchange is treated as a recapitalization, a U.S. Holder of Notes will not recognize loss on the exchange, but will recognize gain, if any, in an amount equal to the excess of (i) the sum of the cash and fair market value of the Warrants received (other than any such cash or Warrants treated as paid in respect of accrued interest or as a fee for consenting to the Proposed Amendments) over (ii) the U.S. Holder's tax basis in their Notes surrendered; provided, that a holder should not be required to recognize gain in excess of the amount of cash received. Subject to the market discount rules discussed below, any gain recognized should be capital gain. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year at the time of the sale. Non-corporate taxpayers are generally subject to a maximum federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. If the exchange is a recapitalization, a U.S. Holder's tax basis in Warrants received (other than Warrants treated as paid in respect of accrued interest or as a fee for consenting to the Proposed Amendments) will equal their tax basis in their Notes, increased by any gain recognized on the exchange and decreased by the cash that they receive (other than cash treated as paid in respect of accrued interest or as a fee for consenting to the Proposed Amendments). A U.S. Holder's holding period for Warrants received in the exchange (other than any such Warrants received in exchange for accrued interest or as a fee for consenting to the Proposed Amendments) will include that person's holding period for their Notes.

If the exchange is not treated as a recapitalization, the receipt of cash and Warrants by a U.S. Holder in exchange for Notes will be a taxable transaction for U.S. federal income tax purposes. In that case, subject to the market discount rules discussed below, a U.S. Holder that tenders Notes will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the cash and fair market value of the Warrants (other than any such cash or Warrants treated as paid in respect of accrued interest or as a fee for consenting to the Proposed Amendments) and (ii) the U.S. Holder's adjusted tax basis in the Notes (taking into account all basis adjustments including those under the original issue discount, market discount and amortizable bond premium rules). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year at the time of the sale. Non-corporate taxpayers are generally subject to a maximum federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Accrued Interest and Consent Fee. Amounts received by the U.S. Holder attributable to accrued but unpaid interest that has not yet been included in the U.S. Holder's income will be taxable as ordinary income. In addition, it is possible that the IRS will take the position that a portion of the cash and/or Warrants received by a U.S. Holder should be treated as separate consideration for consenting to the Proposed Amendments, in which case such portion would be taxed as ordinary income and not as an amount paid in exchange for the Notes as described above. A U.S. Holder will have a tax basis in any Warrants treated as paid in respect of accrued interest or as a fee for consenting to the Proposed Amendments equal to the fair market value of the Warrants and will start their holding period in any Warrants on the day after they receive the Warrants. The Company will take the position that no portion of the consideration transferred pursuant to the Offer is a fee for consenting to the Proposed Amendments. U.S. Holders are encouraged to consult their own tax advisors regarding classification of any portion of the consideration as a fee.

Market Discount. A Note has "market discount" if, in general, its principal amount exceeds its tax basis in the hands of the holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to Notes with market discount will generally be taxed as ordinary income to the extent of the market discount accrued during that U.S. Holder's period of ownership. This rule will not apply to a U.S. Holder who previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes, in which case that U.S. Holder's adjusted tax basis will have been increased as such accrued market discount was included in income.

Non-U.S. Holders

Exchange of Notes in the Offer. Subject to the discussion below with respect to accrued interest and consent fees, a Non-U.S. Holder that tenders Notes generally will not be subject to U.S. federal income taxation on any cash and Warrants received in exchange for Notes, unless (i) gain upon receipt of the cash is effectively connected with the conduct of a U.S. trade or business or (ii) the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the Non-U.S. Holder's disposition of the Notes and certain other conditions are satisfied. The Company believes that it has not been a U.S. real property holding company at any time during the relevant five-year period. If a Non-U.S. Holder that tenders Notes is subject to U.S. federal income taxation, the Non-U.S. Holder will be subject to tax on any gain on a net basis in the same manner as a U.S. Holder as described above. A Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on amounts effectively connected with a U.S. trade or business to the extent that it withdraws earnings from the United States. A Non-U.S. Holder present in the United States for 183 days or more in the taxable year of disposition may be subject to a 30% tax on the gross amount of any gain recognized on the exchange of Notes pursuant to the Offer and the Non-U.S. Holder's ability to offset other losses against the gain on the Notes will be limited. See "Withholding and Information Reporting."

Accrued Interest and Consent Fee. Payments to a Non-U.S. Holder that tenders Notes and that are attributable to accrued interest (other than accrued interest that is effectively connected with the conduct of a U.S. trade or business) generally will not be subject to U.S. federal income tax unless the Non-U.S. Holder either fails to comply with any applicable certification requirements or:

(i)	actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote;

(ii)	is a "controlled foreign corporation" that is related to the Company within the meaning of applicable tax rules; or

(iii)	is a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

Payments attributable to accrued interest (other than accrued interest that is effectively connected with the conduct of a U.S. trade or business) that is subject to U.S. federal income tax will generally be subject to a 30% tax on the gross amount of the payments. Payments attributed to accrued interest that is effectively connected with the conduct of a U.S. trade or business will generally be subject to tax on a net basis in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on amounts effectively connected with a U.S. trade or business to the extent that it withdraws earnings from the United States.

The IRS may take the position that a portion of the cash and/or Warrants received by a Non-U.S. Holder for its Notes should be treated as separate consideration for consenting to the Proposed Amendments. The U.S. tax treatment of a consent fee paid to Non-U.S. Holders is unclear. The Company will take the position that no portion of the consideration transferred pursuant to the Offer is a fee for consenting to the Proposed Amendments.  Non-U.S. Holders are encouraged to consult their own tax advisors regarding classification of any portion of the consideration as a fee.

Income Tax Treaties. Non-U.S. Holders may be eligible for benefits under an income tax treaty with the United States. You should consult your tax advisor regarding possible relief under an applicable income tax treaty.

Consequences to Non-Tendering U.S. Holders and Non-U.S. Holders

Generally, for U.S. federal income tax purposes, the modification of the terms of a debt instrument will be treated as a "deemed" exchange of an old debt instrument for a new debt instrument if the modification is "significant." It is unclear whether the Proposed Amendments will constitute a "significant modification" of the Notes within the meaning of the applicable Treasury Regulations.

If the Proposed Amendments do not constitute a significant modification of the terms of the Notes, a holder who does not tender Notes pursuant to the Offer should not recognize any gain or loss, for U.S. federal income tax purposes, as a result of the adoption of the Proposed Amendments, and such holder should continue to have the same tax basis and holding period in its Notes as such holder previously had in its Notes before the modification.

If the adoption of the Proposed Amendments is treated as a significant modification of the terms of the Notes, then a non-tendering holder would be treated, for U.S. federal income tax purposes, as having exchanged its "old" Notes for "new" Notes. In this case, the tax treatment of the exchange is unclear. One possibility is that the deemed exchange would be treated as a "recapitalization" of the Company, in which case the non-tendering holder would not recognize any gain or loss so long as the "principal amount" of the "new" Notes does not exceed the "principal amount" of the "old" Notes (except to the extent that a holder receives any portion of the "new" Note in exchange for accrued but unpaid interest on the "old" Note, which would likely be treated by U.S. Holders as ordinary income recognized on the exchange followed by a nontaxable recovery of basis when the accrued but unpaid interest is ultimately received). Although not free from doubt, the Company believes that the "principal amount" as that term is used in the relevant provision of the Code means the stated principal amount of the Notes, in which case a U.S. Holder would not recognize gain or loss if the "old" Notes are deemed to have been exchanged for "new" Notes. However, in order for the exchange of "old" Notes for "new" Notes to qualify as a tax-free recapitalization of the Company, both the "old" Notes and the "new" Notes must qualify as "securities" as that term is used in the reorganization provisions of the Code. As noted above under the discussion of tax consequences to holders that exchange Notes pursuant to the Offer, whether a debt instrument constitutes a "security" for U.S. federal income tax purposes depends on all facts and circumstances and it is unclear how to determine whether a "new" debt instrument is a security in the case of a deemed exchange of an "old" debt instrument for a "new" debt instrument by virtue of a significant modification of the debt instruments, although an IRS revenue ruling supports the view that the "new" debt instrument would be classified as a security if the "old" debt instrument is so classified.

If an exchange were deemed to have occurred and such deemed exchange did not qualify as a recapitalization, such an exchange would be a taxable transaction for U.S. federal income tax purposes and a holder of Notes would be treated as receiving, in exchange for the "old" Notes, an amount equal to the "issue price" (described below) of the "new" Notes received by such holder at the time of the deemed exchange (but excluding any amount attributable to accrued but unpaid interest). In that case, a holder (other than a Non-U.S. Holder not subject to tax on gains on a sale or exchange of the Notes as described above) would generally recognize gain or loss equal to the difference between the amount realized by such holder in the deemed exchange of its "old" Notes for its "new" Notes (other than any portion attributable to accrued but unpaid interest) and its adjusted basis in its "old" Notes.

If the adoption of the Proposed Amendments constitutes a deemed exchange for U.S. federal income tax purposes, the "issue price" of the "new" Notes will equal (i) the Notes' stated principal amount if neither the "old" Notes nor the "new" Notes are traded on an established securities market, as that term is defined for purposes of the original issue discount rules, (ii) the "new" Notes' fair market value as of the effective date of the Proposed Amendments if the "new" Notes are traded on an established securities market or (iii) the "old" Notes' fair market value as of the effective date of the Proposed Amendments if the "new" Notes are not traded on an established securities market but the "old" Notes are so traded. If the adoption of the Proposed Amendments constitutes a deemed exchange for U.S. federal income tax purposes and the stated principal amount of the "new" Notes exceeds the "new" Notes' issue price on the date of the deemed exchange, the "new" Notes may be subject to the original issue discount rules of the Code.

Holders that do not tender their Notes should consult their tax advisors for further information on the tax treatment of continuing to hold the Notes.

Consequences of Exercising Warrants and Owning Our Common Stock

Exercise of Warrants. Except as provided in the next paragraph, the exercise of a Warrant should generally not be a taxable event. A holder that exercises a Warrant by paying the Exercise Price will have a tax basis in the shares of our Common Stock acquired on exercise of the Warrant equal to the sum of (i) the holder's tax basis in the Warrant (determined under the rules set forth above under the heading "Consequences of Exchanging in the Offer") and (ii) the Exercise Price. A holder's holding period for any of our Common Stock acquired pursuant to the exercise of a Warrant begins on the day after the Warrant is exercised.

The U.S. federal income tax consequences of a cashless exercise of Warrants where the holder does not pay the Exercise Price and instead chooses to receive a number of shares of our Common Stock based on the Spread (as described above under the discussion of the terms of the Warrants) is unclear. A holder may be treated as if it paid the Exercise Price and the Company then sold a number of shares of Common Stock sufficient to generate sale proceeds equal to the Exercise Price. This deemed sale would give rise to current taxable gain or loss for the holder in an amount equal to the excess, if any, of (i) the fair market value of the stock treated as sold on behalf of the holder and (ii) the holder's tax basis in the shares treated as sold (such basis determined in the manner described in the preceding paragraph and by treating the holder as having paid the Exercise Price). See the discussion below for the tax consequences to U.S. Holders and Non-U.S. Holders of selling our Common Stock. Alternatively, a cashless exercise where the holder receives our Common Stock could be treated as an exchange of Warrants for shares of our Common Stock pursuant to a recapitalization. In that case, a holder should not recognize any gain or loss on the exercise of Warrants and the holder should (i) have a tax basis in their Common Stock equal to the tax basis in the Warrants that are exercised and (ii) have a holding period for the shares of Common Stock that includes their holding period for the exercised Warrants. Holders should consult their own tax advisors regarding the tax consequences to them of a cashless exercise of Warrants.

Taxation of U.S. Holders

Distributions. A distribution of cash paid by the Company in respect of shares of its Common Stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend will be included in the gross income of a U.S. Holder as ordinary dividend income from U.S. sources. Dividends paid to U.S. Holders in taxable years beginning before January 1, 2011 generally will constitute qualified dividend income eligible for U.S. federal income tax at a reduced rate (with a maximum rate of 15%), provided that certain conditions and requirements are satisfied (including a 61-day holding period requirement during the 121-day period beginning 60 days before the ex-dividend date).

Any distribution of cash by the Company in respect of shares of its Common Stock that exceeds the Company's current or accumulated earnings and profits will be treated for U.S. federal income tax purposes as a tax-free return of capital that reduces a U.S. Holder's adjusted tax basis in their shares (but not below zero). To the extent that such distribution exceeds the U.S. Holder's adjusted tax basis in their shares, the excess generally will be taxable to the U.S. Holder as capital gain. If the shares have been held by the U.S. Holder for more than one year, any such capital gain generally will be long-term capital gain that is subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011.

Sale or Other Taxable Disposition of Shares. A U.S. Holder will recognize capital gain or loss upon the sale or other taxable disposition of Common Stock in an amount equal to the difference between (i) the sum of (a) the amount of cash and (b) the fair market value of any property received in such disposition and (ii) such U.S. Holder's adjusted tax basis in the shares of Common Stock at the time of their disposition. Such capital gain or loss generally will be long-term capital gain or loss if the shares have been held by the U.S. Holder for more than one year. Long-term capital gains of a U.S. Holder generally are subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011. The ability of a U.S. Holder to utilize capital losses is subject to limitations under the Code.

Taxation of Non-U.S. Holders

Distributions. Except as described below, dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a Non-U.S. Holder will be required to satisfy applicable certification and other requirements prior to the distribution date (for example, by providing IRS Form W-8BEN or other applicable form). Non-U.S. Holders eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid by the Company that are "effectively connected" with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends will generally be subject to U.S. federal income tax in the same manner as if they were received by a U.S. Holder, as described above. Non-U.S. Holders will be required to comply with certification and disclosure requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax (for example, by providing IRS Form W-8ECI or applicable successor form). Non-U.S. Holders should consult their own tax advisors to determine if their holding of Common Stock will be effectively connected with their conduct of a trade or business in the United States.

Sale or Other Taxable Disposition of Shares. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of Common Stock unless (i) the gain is "effectively connected" with such Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); (ii) that holder is an individual present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the Non-U.S. Holder's disposition of the shares.

Withholding and Information Reporting

Under certain circumstances a U.S. Holder or a Non-U.S. Holder may be subject to information reporting and withholding (including backup withholding) with respect to amounts paid pursuant to the Offer to Purchase, and amounts paid with respect to our Common Stock. Backup withholding generally will not apply to a U.S. Holder that is a corporation or other exempt entity that demonstrates their exempt status as required by applicable Treasury Regulations, or to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a form acceptable under applicable Treasury Regulations (generally an IRS Form W-9). Backup withholding generally will not apply to a Non-U.S. Holder that certifies its foreign status on a form acceptable under applicable Treasury Regulations (generally an IRS Form W-8). Non-U.S. persons may also need to file an acceptable form to avoid withholding on amounts effectively connected with a U.S. trade or business, to claim the benefits of an applicable tax treaty or to claim the benefits of any exemption from U.S. federal income taxation described above. Any amount withheld under the withholding rules of the Code (including the backup withholding rules) is not an additional tax, but rather is credited against the holder's U.S. federal income tax liability. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to reduce or avoid withholding or, if applicable, to file a claim for a refund of withheld amounts in excess of the holder's U.S. federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER TO PURCHASE.

THE DEPOSITARY

HSBC Bank USA, National Association, has been appointed as Depositary for the Offer.

The Depositary will assist with the mailing of this Offer to Purchase and related materials to holders of Notes, respond to inquiries of and provide information to holders of Notes in connection with the Offer (as agreed between RCN and the Depositary) and provide other similar advisory services as RCN may request from time to time. Requests for additional copies of this Offer to Purchase and any other required documents (collectively, the "Offering Materials") should be directed to RCN's Investor Relations department or the Depositary at one of the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

FEES AND EXPENSES

The issuance of the Warrants is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Offer.

RCN will pay the Depositary reasonable and customary fees for its services (and will reimburse it for its reasonable out of pocket expenses in connection therewith) and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses incurred by it in forwarding copies of this Offer to Purchase, Consent and Letter of Transmittal and related documents to the beneficial owners of the Notes. In addition, RCN will indemnify the Depositary against certain liabilities in connection with its services, including liabilities under the federal securities laws.

RCN will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Offer, then the amount of any such transfer tax (whether imposed on the holder of Notes or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.

AVAILABLE INFORMATION AND
INCORPORATION OF DOCUMENTS BY REFERENCE

RCN is subject to the reporting and other informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. The reports and other information that RCN has filed with the SEC may be inspected and copied at the public reference section maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information regarding the public reference rooms and its copy charges. The SEC also maintains a website at http://www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of RCN's filings are available at that website as well as at our website at www.rcn.com (information contained on our website is not part of, or incorporated in, this Offer to Purchase).

The following documents have been filed by RCN with the SEC and are hereby incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 15, 2007;

•	Current Report on Form 8-K filed with the SEC on March 15, 2007;

•
Form 8-A filed with the SEC on December 27, 2004, which registered under Section 12(g) of the Exchange Act our Common Stock, and RCN's warrants to purchase Common Stock exercisable on or before December 21, 2006 (the "Form 8-A"); and

•	Any future filings which RCN makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the Expiration Date.

Any person receiving a copy of this Offer to Purchase may obtain without charge, upon request, copies of any of the documents incorporated by reference herein, except for the exhibits to those documents (unless any exhibit is specifically incorporated by reference therein). Requests should be directed to Investor Relations department at RCN Corporation, telephone number (703) 434-8430.

Pursuant to Rule 13e-4 under the Exchange Act, RCN has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above as well as through the SEC's website, http://www.sec.gov as well as at our website at www.rcn.com (information contained on our website is not part of, or incorporated in, this Offer to Purchase).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the information incorporated by reference in this Offer to Purchase includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of RCN with respect to current events and financial performance. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. From time to time, RCN also provides forward-looking statements in other materials RCN releases to the public or files with the SEC, as well as oral forward-looking statements. You should consult any further disclosures on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements.

Factors that could cause our actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	our ability to operate in compliance with the terms of our financing facilities (particularly the financial covenants);

•	our ability to maintain adequate liquidity and produce sufficient cash flow to fund our capital expenditures;

•	our ability to attract and retain qualified management and other personnel;

•	our ability to maintain current price levels;

•	our ability to acquire new customers and retain existing customers;

•	changes in the competitive environment in which we operate, including the emergence of new competitors;

•	changes in government and regulatory policies;

•	uncertainty relating to economic conditions generally and in particular, affecting the markets in which we operate;

•	pricing and availability of equipment and programming;

•	our ability to obtain regulatory approvals and our ability to meet the requirements in our license agreements;

•	our ability to complete acquisitions or divestitures and to integrate any business or operation acquired;

•	our ability to enter into strategic alliances or other business relationships;

•	our ability to overcome significant operating losses;

•	our ability to continue to reduce our operating costs;

•	our ability to develop products and services and to penetrate existing and new markets;

•	technological developments and changes in the industry; and

•	the additional risks discussed in "Risk Factors" under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC on March 15, 2007.

Statements in this Offer to Purchase and the information incorporated by reference in this Offer to Purchase should be evaluated in light of these important factors. RCN is not obligated to, and undertakes no obligation to, publicly update any forward-looking statement due to actual results, changes in assumptions, new information or as the result of future events.

MISCELLANEOUS

Other than with respect to the Depositary, neither RCN nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by RCN or any of its affiliates to provide any information or to make any representations in connection with the Offer, other than those expressly set forth in this Offer to Purchase, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by RCN or any of its affiliates. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time after the date hereof.

From time to time after 10 business days following the Expiration Date or termination of the Offer, RCN may acquire Notes that remain outstanding, if any, whether or not the Offer is consummated, through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) RCN may pursue.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in the Offering Materials (which include any materials appended thereto) other than those contained therein or in the documents incorporated by reference therein and, if given or made, such information or representation must not be relied upon as having been authorized by RCN or the Depositary. The delivery of this Offer to Purchase and the Consent and Letter of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of RCN since the date thereof, or that the information therein is correct as of any time after the date thereof.

There are no governmental or regulatory approvals required to be complied with or approvals which must be obtained in connection with this Offer.

Requests for assistance in completing and delivering the Consent and Letter of Transmittal and requests for additional copies of this Offer to Purchase, the accompanying Consent and Letter of Transmittal and other related documents should be directed to:

Investor Relations Department
RCN Corporation
Presidents Plaza
Building One
196 Van Buren Street, Suite 300
Herndon, VA 20170
(703) 434-8430

The Depositary for the Offer is:

HSBC BANK USA, NATIONAL ASSOCIATION

By Regular Mail: HSBC Bank USA, National Association Corporate Trust & Loan Agency 2 Hanson Place, 14th Floor Brooklyn, NY 11217-1409
By Registered or Certified Mail
Or Overnight Courier:
HSBC Bank USA, National
Association
Corporate Trust & Loan Agency
2 Hanson Place, 14th Floor
Brooklyn, NY 11217-1409

By Facsimile Transmission:
(for Eligible Institutions Only)
Fax: (718) 488-4488
Confirm by Telephone: (800) 662-
9844
By Hand in New York: HSBC Bank USA, National Association Corporate Trust & Loan Agency 2 Hanson Place, 14th Floor Brooklyn, NY 11217-1409

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.